As filed with the Securities and Exchange Commission on August 28, 2018

Registration No. 333-182504

Registration No. 333-170889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-182504

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-170889

UNDER

THE SECURITIES ACT OF 1933

Brookfield Property REIT Inc.

(f/k/a GGP Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2963337 (I.R.S. Employer Identification Number)

250 Vesey Street, 15th Floor New York, New York (Address of principal executive offices)	10281 (Zip code)

General Growth Properties, Inc. Amended and Restated Employee Stock Purchase Plan

General Growth Properties, Inc. 2010 Equity Incentive Plan

General Growth Properties, Inc. 2003 Equity Incentive Plan, as amended

General Growth Properties, Inc. 1998 Incentive Stock Plan, as amended

General Growth Properties, Inc. 1993 Stock Incentive Plan, as amended

(Full title of the Plan)

Michelle Campbell

Secretary

Brookfield Property REIT Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281

(212) 417-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph C. Shenker, Esq.

Robert W. Downes, Esq.

Brian E. Hamilton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

TERMINATION OF REGISTRATION STATEMENTS AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) filed by Brookfield Property REIT Inc. (formerly known as GGP Inc.) (the “Company”) remove from registration any and all shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), that remain unsold under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (Registration No. 333-182504), which was filed with the SEC on July 2, 2012, pertaining to the registration of 2,000,000 shares of Common Stock reserved for issuance under the General Growth Properties, Inc. Amended and Restated Employee Stock Purchase Plan; and

•

Registration Statement on Form S-8 (Registration No. 333-170889), which was filed with the SEC on December 1, 2010, pertaining to the registration of 50,483,182 shares of Common Stock reserved for issuance under the General Growth Properties, Inc. 2010 Equity Incentive Plan, the General Growth Properties, Inc. 2003 Equity Incentive Plan, as amended, the General Growth Properties, Inc. 1998 Incentive Stock Plan, as amended, and the General Growth Properties, Inc. 1993 Stock Incentive Plan, as amended.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 26, 2018 (as amended on June 25, 2018), by and among Brookfield Property Partners L.P., a Bermuda exempted limited partnership (“BPY”), Goldfinch Merger Sub Corp., a wholly-owned subsidiary of BPY (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), and the Company became an indirect wholly-owned subsidiary of BPY.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. The Company is filing these Post-Effective Amendments to the Registration Statements to deregister any and all securities of the Company registered for sale pursuant to the Registration Statements that remain unsold as of the date of these Post-Effective Amendments. The Company hereby terminates the effectiveness of the Registration Statements and deregisters any and all securities of the Company registered for sale under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 28, 2018.

BROOKFIELD PROPERTY REIT INC.

/s/ Michelle Campbell
Name: Michelle Campbell Title: Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.